UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Expeditors International of Washington, Inc. 1015 Third Avenue 12th Floor Seattle, WA 98104 Tel (206) 674-3400 Fax (206) 674-3459

March 30, 2007

To our shareholders:

The Board of Directors adopted the following majority vote policy:

In an election for a position on the Board of Directors, any successful nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall tender his or her resignation immediately following certification of the shareholder vote.

The Nomination Committee shall promptly consider the resignation offer and make a recommendation to the Board. The Board will act on the Nomination Committee’s recommendation within 90 days following certification of the shareholder vote.

The Board will promptly disclose its decision with respect to the resignation, together with a brief statement explaining the decision, in a Form 8-K furnished to the Securities and Exchange Commission.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Nomination Committee recommendation or Board action regarding whether to accept the resignation offer. If every member of the Nomination Committee received a Majority Withheld Vote at the same election, then the independent Directors, if any, who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. In all other circumstances, the resignation offers shall be considered by the Board of Directors without a committee recommendation and all Directors may participate in the action regarding whether to accept the resignation offers.